--------------------------------------------------------------------------------
                                                                   EXHIBIT 99.01
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FOR IMMEDIATE RELEASE

                                        FOR MORE INFORMATION CONTACT:

                                        Mark C. Brown, Senior Vice President and
                                        Chief Financial Officer
                                        (703) 247-2514

                                        Sonya Udler, Vice President,
                                        Corporate Communications
                                        (703) 247-2517
                                        sonya.udler@strayer.edu

                     STRAYER EDUCATION, INC. REPORTS RECORD
              THIRD QUARTER 2004 ENROLLMENT, REVENUES AND EARNINGS

                     -STRAYER THIRD QUARTER REVENUES UP 27%-
                  -STRAYER THIRD QUARTER DILUTED EPS OF $0.34-
     -STRAYER FALL 2004 TOTAL ENROLLMENTS UP 17%, ONLINE ENROLLMENTS UP 53%-
 -STRAYER UNIVERSITY APPROVED BY STATE OF FLORIDA FOR TWO NEW CAMPUSES IN 2005-
-STRAYER FULL YEAR 2004 EPS ESTIMATE RAISED FROM $2.60 - $2.65 TO $2.69 - $2.71-

ARLINGTON, Va., October 28, 2004 - Strayer Education, Inc. (Nasdaq: STRA) today announced financial results for the three months ended September 30, 2004.
Financial highlights are as follows:

THREE MONTHS ENDED SEPTEMBER 30

o    Revenues for the three months ended September 30, 2004 increased 27% to
     $38.0 million, compared to $30.0 million for the same period in 2003, due primarily to increased enrollment and a 5% tuition increase which commenced in January 2004.

o    Income from operations increased 7% to $7.8 million from $7.3 million for the same period in 2003. Income from operations in 2003 included a $1.8 million gain from the sale of the Washington, D.C. campus building.
     Excluding the 2003 gain from the sale of the Washington, D.C. campus building, income from operations rose 41%. Management believes that excluding this asset sale provides a useful indicator of the Company's underlying operating performance.

o    Net income rose 5% to $5.1 million compared to $4.9 million for the same period in 2003. Excluding the 2003 gain from the sale of the Washington,
     D.C. campus building, net income rose 34%. Earnings per diluted share rose
     6% to $0.34 compared to $0.32 for the same period in 2003. Excluding the
     2003 sale of the Washington, D.C. campus building, earnings per diluted share rose 36%. Diluted weighted average shares outstanding increased to 15,021,000 from 14,969,000 for the same period in 2003.

NINE MONTHS ENDED SEPTEMBER 30

o    Revenues for the nine months ended September 30, 2004 increased 26% to
     $130.9 million, compared to $103.7 million for the same period in 2003, due primarily to increased enrollment and a 5% tuition increase effective for
     2004.

o    Income from operations rose 26% to $44.7 million from $35.5 million for the same period in 2003. Excluding the 2003 gain from the sale of the
     Washington, D.C. campus building, income from operations rose 33%.

o    Net income rose 24% to $28.0 million compared to $22.6 million for the same period in 2003. Excluding the 2003 gain from the sale of the Washington,
     D.C. campus building, net income rose 30%. Earnings per diluted share rose
     21% to $1.85 compared to $1.53 for the same period in 2003. Excluding the
     2003 gain from the sale of the Washington, D.C. campus building, earnings per diluted share rose 28%. Diluted weighted average shares outstanding increased to 15,092,000 from 14,796,000 for the same period in 2003.

"We are pleased with our solid financial and student enrollment results for the third quarter," said Robert S. Silberman, Chairman and Chief Executive Officer
of Strayer Education, Inc. "The 17% enrollment growth for the fall term and the strong opening of our five new campuses, including our first two in the Atlanta,
Georgia market and our first campus in South Carolina, reflects our ongoing commitment to high-quality, accessible adult education. As planned, we have successfully opened five campuses this year and look forward to five new campuses in 2005. We are particularly pleased with our approval from the Florida
Department of Education to open two campuses in Tampa, Florida next year as we continue to execute our geographic and online expansion strategy."

BALANCE SHEET AND CASH FLOW

At September 30, 2004, the Company had cash, cash equivalents and marketable securities (a diversified, no load, short-term, tax exempt bond fund) of $111.7 million and no debt. The Company generated $40.2 million from operating activities in the first nine months of 2004. Capital expenditures were $8.0 million for the same period.

During the three months ended September 30, 2004, the Company spent $15.6 million for the repurchase of 165,900 shares of common stock at an average price of $94 per share as part of a previously announced common stock repurchase authorization. During the nine months ended September 30, 2004, the Company spent $36.8 million for the repurchase of 346,500 shares of common stock at an average price of $106 per share.

In the third quarter 2004, bad debt expense as a percentage of revenue was 2.5%
compared to 1.7% for the same period in 2003. Days sales outstanding, adjusted to exclude tuition receivable related to future quarters, was nine days at the end of the third quarter 2004 compared to seven days for the same period in
2003.

STUDENT ENROLLMENT

Enrollment at Strayer University for the 2004 fall term increased 17% to 23,539 students compared to 20,138 for the same term in 2003. Across the Strayer
University campus network, new student enrollments increased 16% and continuing student enrollments increased 18%. Out-of-area online students increased 53%, while students taking 100% of their classes online (including campus-based students) increased 36%.

                               STUDENT ENROLLMENT
                               ------------------

                                                              Fall         Fall         %
                                                              2003         2004       Change
                                                             ------      -------      -------

Campus Based Students:
     New Campuses (13 in operation 3 or less years)
         Classroom                                              942        1,843        96%
         Online                                               1,005        2,201       119%
                                                             ------      -------
     Total New Campus Students                                1,947        4,044       108%
                                                             ------      -------

     Mature Campuses (17 in operation 4 or more years)
         Classroom                                           10,646       10,027       -6%
         Online                                               5,907        6,968        18%
                                                             ------      -------
     Total Mature Campus Students                            16,553       16,995         3%
                                                             ------      -------

Total Campus Based Students                                  18,500       21,039        14%

Online Based Students (out-of-area)                           1,638        2,500        53%
                                                             ------      -------

Total Students                                               20,138       23,539        17%
                                                             ======      =======

Total Students Taking 100% of Courses Online                  8,550       11,669        36%

Total Students Taking at Least 1 Course Online               10,615       14,347        35%

NEW CAMPUS/NEW STATE OPENINGS

Philadelphia, Pennsylvania

The Company reported today that in the fall term it successfully opened its third new campus in the Philadelphia, Pennsylvania area. This new Pennsylvania campus, together with two new campuses opened in Atlanta in the summer term and one new campus opened in each of Memphis, Tennessee and Greenville, South
Carolina, completed the Company's goal of five new campuses in 2004. Strayer
University now has a total of 30 campuses.

Florida

Strayer University has obtained approval from the State of Florida to open two campuses in the Tampa area in 2005.

EXPANDED ONLINE COURSE OFFERINGS

Strayer University Online is offering 852 online classes in the 2004 fall term, compared to 621 online classes offered in the 2003 fall term, with all academic programs available asynchronously.

FISCAL YEAR 2002 COHORT DEFAULT RATE

During the third quarter of 2004, the Company was notified by the U.S.
Department of Education that its Cohort Default Rate for fiscal year 2002 (the most recent annual period for which data is available) declined to 3.7% from
4.3% for the fiscal year 2001.

COMMON STOCK CASH DIVIDEND

As previously announced, the Company is increasing its annual common stock dividend to $0.50 per share from $0.26 per share. This increase in annual dividend will result in a quarterly dividend payment of $0.125 per share. The
Company also previously reported that it is changing the timing of its dividend announcements and subsequent payment dates to correspond with its quarterly earnings releases. As a result, the third quarter dividend, which was declared on October 26, 2004, will now be paid on December 10 instead of in October. The
Company intends to make subsequent dividend payments on a quarterly basis on
March 10, June 10, September 10, and December 10 of each year. The dividend record date will be announced in the quarterly earnings release and will precede the dividend payment date by approximately two weeks.

With the rescheduling this year of the third quarter dividend payment from
October to December, the $0.50 annual dividend will be prorated over a five month period instead of three, resulting in a dividend payment of $0.21 per share on December 10, 2004 to shareholders of record as of November 26, 2004.

SHARE REPURCHASE PLAN

During the third quarter of 2004, the Company fully utilized its remaining authorization under the Company's $40 million common share repurchase program.
The Company announced that the Company's Board of Directors has amended the
Company's previously disclosed $40 million share repurchase program to authorize the repurchase of an additional $25 million in value of the Company's Common
Stock over the next 14 months in open market purchases from time to time at the discretion of the Company's management, depending on market conditions and other corporate considerations. The Company intends to effect such purchases, if any, in compliance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended. This share Repurchase Plan may be modified, suspended or terminated at any time by the Company without notice.

2004 BUSINESS OUTLOOK

Based on the strong enrollment growth announced for the 2004 fall term, the
Company estimates fourth quarter 2004 diluted EPS will be in the range of $0.84
- $0.86. Based on its fourth quarter estimates, the Company therefore is increasing its estimate of full year 2004 diluted EPS to $2.69 - $2.71 from
$2.60 - $2.65.

2005 BUSINESS OUTLOOK

The Company announced that it intends to open five new campuses in 2005, and that under the following enrollment growth assumptions, the Company would expect the following full year 2005 results:

           Enrollment:                   15% - 18% growth

           Revenue:                      19% - 22% growth

           Operating Margin:             35.0% - 35.5%

           Diluted EPS:                  $3.20 - $3.30

           Diluted Shares Outstanding:   15,000,000

STOCK OPTION ACTIVITY

In the third quarter 2004, the Company granted 20,000 additional employee stock options. These options had an exercise price of $95.19 per share (the fair market value on the date of the grant), vest in four years, and expire eight years from the date of grant.

The Company uses the intrinsic-value-based method of accounting for its stock option plan. Under this method, compensation expense is the excess, if any, of the quoted market price of the stock at grant date over the amount an employee must pay to acquire the stock. Had compensation expense been determined based on the fair value of the options at grant dates computed by the Black-Scholes methodology, the Company estimates net income and diluted net income per share would have been $4.6 million and $0.31 per share, respectively, for the three months ended September 30, 2004, and $26.2 million and $1.74 per share, respectively, for the nine months ended September 30, 2004.

The following assumptions were used to estimate fair value as of the date of grant using the Black-Scholes option pricing model:

     ------------------------------------------------------------------------------------------------
                                                                                     2003        2004
     ------------------------------------------------------------------------------------------------

     Dividend yield ..........................................................        0.5%       0.24%
     ------------------------------------------------------------------------------------------------
     Risk-free interest rates ................................................        3.0%        3.8%
     ------------------------------------------------------------------------------------------------
     Volatility ..............................................................         40%         34%
     ------------------------------------------------------------------------------------------------
     Expected option term (years) ............................................        5.2         6.1
     ------------------------------------------------------------------------------------------------
     Weighted average fair value of options granted during the year ..........     $21.88      $45.23
     ------------------------------------------------------------------------------------------------

CALCULATION OF TOTAL POTENTIAL SHARE ISSUANCE

The table below sets forth the Company's total current and potential common shares outstanding (in thousands):

        Current
        -------

        Common shares issued and outstanding at 9/30/04 .................     14,669
        Issued stock options using Treasury Stock Method ................        278
                                                                              ------
             Total current ..............................................     14,947
                                                                              ------

        Potential
        ---------
        Total issued stock options, less options accounted for using
            the Treasury Stock Method above .............................        587
        Authorized but unissued options .................................        266
                                                                              ------
            Total potential .............................................        853
                                                                              ------
            Total current and potential common shares ...................     15,800
                                                                              ======

CONFERENCE CALL WITH MANAGEMENT

Strayer Education, Inc. will host a conference call to discuss its third quarter
2004 earnings on October 28, 2004 at 10:00 a.m. ET. To participate on the live call, investors should dial (800) 289-0468 10 minutes prior to the start time.
In addition, the call will be available via live Webcast over the Internet. To access the live Webcast of the conference call, please go to
www.strayereducation.com 15 minutes prior to the start time of the call to register. An archived replay of the conference call will be available at (888)
203-1112 (pass code 197271) starting at 3:00 p.m. (ET) today and will be available through Friday, November 5, and archived at www.strayereducation.com for 90 days.

Strayer Education, Inc. (Nasdaq: STRA) is an education services holding company that owns Strayer University and certain other assets. Strayer's mission is to make higher education achievable and convenient for working adults in today's economy. Strayer University is a proprietary institution of higher learning that offers undergraduate and graduate degree programs in business administration, accounting, information technology, education, and public administration to more than 23,000 working adult students at 30 campuses in eight states in the eastern
United States and worldwide via the Internet through Strayer University Online.
Strayer University is committed to providing an education that prepares working adult students for advancement in their careers and professional lives. Founded in 1892, Strayer University is accredited by the Middle States Commission on
Higher Education.

For more information on Strayer Education, Inc. visit www.strayereducation.com and for Strayer University visit www.strayer.edu.

This press release contains statements that are forward looking and are made pursuant to the "safe-harbor" provisions of the Private Securities Litigation
Reform Act of 1995 ("Reform Act"). The statements are based on the Company's current expectations and are subject to a number of uncertainties and risks. In connection with the Safe Harbor provisions of the Reform Act, the Company has identified important factors that could cause the Company's actual results to differ materially. The uncertainties and risks include the pace of growth of student enrollment, our continued compliance with Title IV of the Higher
Education Act, and the regulations thereunder, as well as state

                                       10

and regional regulatory requirements, competitive factors, risks associated with the opening of new campuses, risks associated with the offering of new educational programs and adapting to other changes, risks associated with the acquisition of existing educational institutions, risks relating to the timing of regulatory approvals, our ability to implement our growth strategy, and general economic and market conditions. Further information about these and other relevant risks and uncertainties may be found in the Company's annual report on Form 10-K and its other filings with the Securities and Exchange
Commission, all of which are incorporated herein by reference and which are available from the Commission. We undertake no obligation to update or revise forward looking statements.

                                       11

                             STRAYER EDUCATION, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                            For the three months  For the nine months
                                             ended September 30,   ended September 30,
                                            --------------------  --------------------
                                              2003       2004       2003       2004
                                            --------   --------   --------   --------

Revenues ................................   $ 29,993   $ 38,009   $103,652   $130,926

Costs and expenses:
    Instruction and educational support .     12,236     14,889     38,324     46,613
    Selling and promotion ...............      7,104      9,159     16,940     21,564
    General and administration ..........      5,085      6,124     14,687     18,041
Gain on sale of asset ...................      1,772       --        1,772       --
                                            --------   --------   --------   --------
Income from operations ..................      7,340      7,837     35,473     44,708

Investment and other income .............        688        376      1,850      1,058
                                            --------   --------   --------   --------

Income before income taxes ..............      8,028      8,213     37,323     45,766

Provision for income taxes ..............      3,174      3,123     14,753     17,808
                                            --------   --------   --------   --------

Net income ..............................      4,854      5,090     22,570     27,958

Preferred stock dividends and
accretion ...............................      1,287       --        3,843      1,389
                                            --------   --------   --------   --------

Net income available to common
stockholders ............................   $  3,567   $  5,090   $ 18,727   $ 26,569
                                            ========   ========   ========   ========

Basic net income per share ..............   $   0.33   $   0.35   $   1.75   $   1.99
                                            ========   ========   ========   ========

Diluted net income per share ............   $   0.32   $   0.34   $   1.53   $   1.85
                                            ========   ========   ========   ========

Weighted average shares outstanding
    Basic ...............................     10,727     14,743     10,682     13,340
    Diluted .............................     14,969     15,021     14,796     15,092

                                       12

                             STRAYER EDUCATION, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)

                                                                                At December 31,   At September 30,
                                                                                     2003              2004
                                                                                ---------------   ----------------

                                     ASSETS
Current assets:
   Cash and cash equivalents ...................................................   $  82,089        $  85,823
   Marketable securities available for sale, at fair value .....................      25,951           25,835
   Income taxes receivable .....................................................        --              1,259
   Tuition receivable, net of allowances for doubtful accounts .................      35,997           47,315
   Student loans receivable - held for sale ....................................          65               22
   Other current assets ........................................................       1,656            3,671
                                                                                   ---------        ---------
       Total current assets ....................................................     145,758          163,925
Property and equipment, net ....................................................      35,930           39,957
Restricted cash ................................................................         500              500
Other assets ...................................................................         368              343
                                                                                   ---------        ---------
       Total assets ............................................................   $ 182,556        $ 204,725
                                                                                   =========        =========

                       LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable ............................................................   $   5,127        $   6,402
   Accrued expenses ............................................................       2,329            1,985
   Income taxes payable ........................................................       2,898             --
   Dividends payable ...........................................................       1,510             --
   Unearned tuition ............................................................      39,134           51,941
                                                                                   ---------        ---------
        Total current liabilities ..............................................      50,998           60,328
Deferred income taxes ..........................................................         228              959
Long-term liabilities ..........................................................       2,666            4,575
                                                                                   ---------        ---------
        Total liabilities ......................................................      53,892           65,862
                                                                                   ---------        ---------

Series A convertible redeemable preferred stock ................................      95,686             --

Stockholders' equity:
   Common stock ................................................................         107              147
   Additional paid-in capital ..................................................      59,838          141,035
   Retained earnings (accumulated deficit) .....................................     (26,918)          (2,218)
   Accumulated other comprehensive income (loss) ...............................         (49)            (101)
                                                                                   ---------        ---------
         Total stockholders' equity ............................................      32,978          138,863
                                                                                   ---------        ---------
         Total liabilities and stockholders' equity ............................   $ 182,556        $ 204,725
                                                                                   =========        =========

                                       13

                             STRAYER EDUCATION, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
                             (AMOUNTS IN THOUSANDS)

                                                                                For the nine months ended September 30,
                                                                                ---------------------------------------
                                                                                       2003           2004
                                                                                     --------      --------

Cash flows from operating activities:
  Net income ...................................................................     $ 22,570      $ 27,958
  Adjustments to reconcile net income to net cash
       provided by operating activities:
       Amortization of deferred rent ...........................................          198           442
       Gain on sale of marketable securities ...................................         (135)         --
       Gain on sale of property and equipment ..................................       (1,772)         --
       Depreciation and amortization ...........................................        3,235         3,971
       Provision for student loan losses and indemnification ...................          141          (182)
       Deferred income taxes ...................................................            1           (69)
  Changes in assets and liabilities:
       Tuition receivable, net .................................................      (11,013)      (11,318)
       Other current assets ....................................................         (444)         (762)
       Restricted cash .........................................................         (500)         --
       Other assets ............................................................          (57)           25
       Accounts payable ........................................................          858         1,275
       Accrued expenses ........................................................          401          (344)
       Income taxes payable ....................................................       (2,638)        6,271
       Unearned tuition ........................................................       13,086        12,807
  Student loans originated .....................................................       (6,460)       (1,088)
  Collections on student loans receivable and held for sale ....................        6,100         1,235
                                                                                     --------      --------
           Net cash provided by operating activities ...........................       23,571        40,221
                                                                                     --------      --------
Cash flows from investing activities:
   Proceeds from sale of property and equipment ................................        5,150          --
   Proceeds from sale of marketable equipment ..................................       26,135          --
   Purchases of property and equipment .........................................       (4,349)       (7,998)
   Purchases of marketable securities ..........................................      (34,000)         --
                                                                                     --------      --------
           Net cash used in investing activities ...............................       (7,064)       (7,998)
                                                                                     --------      --------
Cash flows from financing activities:
   Deferred lease incentives ...................................................           11           582
   Common stock dividends paid .................................................       (2,080)       (2,564)
   Preferred stock dividends paid ..............................................       (2,445)       (1,684)
   Repurchase of Common Stock ..................................................         --         (36,772)
   Proceeds from exercise of stock options .....................................        2,807        11,949
                                                                                     --------      --------
           Net cash used in financing activities ...............................       (1,707)      (28,489)
                                                                                     --------      --------
           Net increase in cash and cash equivalents ...........................       14,800         3,734
Cash and cash equivalents - beginning of period ................................       49,135        82,089
                                                                                     --------      --------
Cash and cash equivalents - end of period ......................................     $ 63,935      $ 85,823
                                                                                     ========      ========

                                       14